SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 30, 2018

AXIM BIOTECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54296	27-4092986
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

45 Rockerfeller Place, 20th Floor, Suite 83 New York, NY 10111	10111
(Address of principal executive offices)	(Zip Code)

(212) 751-0001

(Registrant’s telephone number, including area code)

N/A

(Former name if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 16, 2018, we entered into a Stock Purchase Agreement (the “Agreement”) with Cross & Company, a Nevada corporation (the “Investor”), pursuant to which the Investor agreed to purchase, upon our written request, shares of our common stock registered under the Registration Statement on Form S-3 filed by the Company on August 24, 2017,and declared effective by the Securities and Exchange Commission on September 14, 2017 (the “Registration Statement”), for an aggregate purchase price of up to $50 million. The Investor has the right to terminate the Agreement at any time after having funded at least $5 million in requests by the Company. The shares sold under the Agreement shall not exceed 12,000,000, which is the number of shares available under the Registration Statement.

At any time during the term of the Agreement, the Company may submit to the Investor one or more written Notices (as defined in the Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 1.1) specifying the number of shares to be sold by the Company and purchased by the Investor. Within one (1) business day after receipt of the Notice, the Investor shall purchase such number of shares; provided, that during any calendar month the Company may not, without the Investor’s written consent, submit Notices for shares having, in the aggregate, a purchase price in excess of $500,000. The purchase price for the shares subject to Notice shall be equal to 87.5% of the closing price of the Company’s common stock on the date of the Notice.

The purchase price paid by the Investor pursuant to a Notice may be subject to adjustment. Upon the earlier of (i) ten (10) trading days following DWAC receipt by the Investor of the shares purchased pursuant to a Notice, and (ii) the date upon which the sale of all shares pursuant to a Notice have been sold by the Investor (the “Adjustment Period”), the Company shall determine the Adjusted Purchase Price, which is defined in the Agreement as 92.5% of the lowest trading price of the Company’s common stock during the Adjustment Period. If the purchase price paid for the shares by the Investor exceeds the amount of the Adjusted Purchase Price, then the Investor shall be entitled to a True-Up Payment, which is defined as the amount by which the purchase price paid for the shares exceeds the Adjusted Purchase Price.

At its election and in the event a True-Up Payment is due, the Company may make payment to the Investor in cash or delivery of additional shares. If the Company elects to make payment in additional shares, such shares shall be subject to the same true-up mechanism described for the initially issued shares under the Notice.

During the term of the Agreement, neither the Investor nor any of its affiliated persons or entities shall engage in (i) any short sale of any security of the Company, or (ii) any sale of any security of the Company that the Investor does not own, or (iii) any sale which is consummated by the delivery of a security of the Company borrowed by, or for the account of, the Investor.

The term of the Agreement is two (2) years, unless extended by the parties. The Agreement may be terminated by the Company, but not the Investor, at any time in its sole discretion. The Investor may terminate the Agreement only upon the occurrence of specified events, including (1) the Investor has purchased shares from the Company having a minimum purchase price of $5 million (not including any shares delivered as a True-Up Payment), or (2) (i) there has been a material breach of this Agreement by the Company, (ii) the Company has not timely filed (or obtained extensions in respect thereof) all reports required to be filed by the Company pursuant to the Securities Exchange Act of 1934, as amended; (iii) the Registration Statement, and any supplement or amendment thereof, shall no longer be current and effective or subject to a stop order by the Securities and Exchange Commission; (iv) trading in the Company's common stock has been halted or suspended for more than three (3) trading days; (v) the average daily dollar volume of the Company’s common stock for any period of twenty (20) consecutive trading days following the Effective Date is less than $50,000; (vi) the Company’s common stock is not DWAC eligible or is subject to a “DTC chill”; (vii) the price of the Company’s common stock closes at or less than $1.00 per share on three (3) or more trading days (even if non-consecutive trading days) following the Effective Date, or (viii) the Investor cannot locate a FINRA broker-dealer willing or able to accept the shares or true-up shares into “street name” and thereafter transact sales of such shares on behalf of the Investor.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by this reference. The Agreement is also incorporated by reference into the Registration Statement.

A copy of the opinion of Procopio Cory Hargreaves & Savitch LLP relating to the legality of the shares of common stock issuable under the Agreement, is filed as Exhibit 5.1 to this Current Report on Form 8-K and is also incorporated by reference into the Registration Statement.

The representations, warranties and covenants contained in the Agreement were made solely for the benefit of the parties to the Agreement. In addition, such representations, warranties and covenants (i) are intended as a way of allocating the risk between the parties to the Agreement and not as statements of fact, and (ii) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

1.1 Stock Purchase Agreement by and between Cross & Company and AXIM Biotechnologies, Inc. dated April 16, 2018.

5.1 Opinion of Procopio Cory Hargreaves & Savitch LLP.

23.1 Consent of Procopio Cory Hargreaves & Savitch LLP (included in the opinion filed as Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXIM BIOTECHNOLOGIES, INC.

Dated: April 18, 2018	By:	/s/ Dr. George E. Anastassov
	Name:	Dr. George E. Anastassov
Chief Executive Officer